Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - April 21, 2017) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended March 31, 2017.

1st Quarter 2017 Quarter over Quarter Highlights

•	Net sales growth of 12% compared to 3% growth in relevant light vehicle production

•	Income from Operations increased by 11%

•	Discrete item tax reductions of $5.6 million

•	Net Income increased by 22%

•	Earnings per Diluted Share increased by 18% to $0.33 per diluted share

•	1.5 million shares repurchased during the quarter

•	$41.9 million of debt repaid during the quarter
For the first quarter of 2017, the Company is pleased to report net sales of $453.5 million, which was an increase of 12% compared to net sales of $405.6 million in the first quarter of 2016. The 12% net sales growth was driven by a 12% quarter over quarter increase in auto-dimming mirror unit shipments while overall automotive light vehicle production, in the Company's primary regions, increased by approximately 3% for the first quarter of 2017 when compared with the same quarter in 2016.
The gross profit margin in the first quarter of 2017 was 38.8%, compared with a gross profit margin of 39.1% in the first quarter of 2016. The quarter over quarter net decrease in the gross profit margin was the result of annual customer price reductions, which was partially offset by purchasing cost reductions and favorable product mix.
Income from operations for the first quarter of 2017 increased 11% to $134.4 million when compared to income from operations of $120.8 million for the first quarter of 2016.
Other income increased to $0.4 million in the first quarter of 2017 compared to a loss of $1.3 million in the first quarter of 2016, due to an increase in investment income and realized gains on the sale of equity investments during the most recently completed quarter as compared to the same quarter last year.

Exhibit 99.1

Net income for the first quarter of 2017 increased 22% to $97.6 million compared with net income of $80.3 million in the first quarter of 2016, driven by the 12% revenue growth, as well as favorable discrete items that impacted the Company's tax provision in the amount of $5.6 million. The favorable discrete tax items included $3.8 million related to a change in tax method and $1.8 million related to newly adopted accounting guidance which impacted the treatment of share-based compensation.
Earnings per diluted share in the first quarter of 2017 increased 18% to $0.33, compared with earnings per diluted share of $0.28 in the first quarter of 2016. The increase was primarily driven by the increase in net income on a quarter over quarter basis.
Automotive net sales in the first quarter of 2017 were $445.6 million, an increase of 13% compared with automotive net sales of $394.0 million in the first quarter of 2016, driven by a 12% increase in auto-dimming mirror unit shipments on a quarter over quarter basis.
Other net sales in the first quarter of 2017, which includes dimmable aircraft windows and fire protection products, were $7.9 million, compared to other sales of $11.6 million in the first quarter of 2016.
Share Repurchases
During the first quarter of 2017, the Company repurchased 1.5 million shares of its common stock. As of March 31, 2017, the Company has approximately 5.3 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the first quarter of 2017, the Company paid down $40 million on its revolver loan in addition to its normally scheduled principal repayment on the Company's term loan, which in combination was $41.9 million in debt repayment during the quarter. The Company intends to continue to pay additional principal toward its loans in the future, depending on macroeconomic trends, capital expenditure spending, cash and money market interest rates, the amount of available free cash and other factors that it deems appropriate for timing and amounts of incremental debt repayments.

Exhibit 99.1

Future Estimates
The Company’s forecasts for light vehicle production for the 2nd and 3rd quarters of calendar year 2017 and full year 2017 are based on the IHS Automotive April 2017 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive April light vehicle production forecast)
(in Millions)
Region	2Q 2017	2Q 2016	% Change	3Q 2017	3Q 2016	% Change	Calendar Year 2017	Calendar Year 2016	% Change
North America	4.60	4.60	—%	4.19	4.41	(5)%	17.55	17.83	(2)%
Europe	5.63	5.90	(5)%	4.81	4.75	1%	21.89	21.54	2%
Japan and Korea	3.23	3.10	4%	3.32	3.01	10%	13.31	12.91	3%
Total Light Vehicle Production	13.46	13.60	(1)%	12.32	12.17	1%	52.75	52.28	1%
Based on the April 2017 IHS light vehicle production forecast, current forecasted product mix and expense growth estimates, the Company is making no changes to its previous estimates for calendar year 2017 or 2018. However, based on weakening light vehicle production estimates in Europe for the 2nd quarter and in North America in the 3rd quarter, the Company expects its revenue estimates for the 2nd and 3rd quarter of 2017 to be at or around the lower end of its annual guidance range but expects the 4th quarter to return to the higher end of its annual guidance range.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations

Exhibit 99.1

with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
First Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, April 21, 2017. The dial-in number to participate in the call is 844-389-8658, passcode 3165193. Participants may listen to the call via audio streaming at www.gentex.com or by visiting http://edge.media-server.com/m/p/xv7n7hx3. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
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Exhibit 99.1

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2017	2016	% Change
North American Interior Mirrors	2,359	2,260	4%
North American Exterior Mirrors	916	864	6%
Total North American Mirror Units	3,276	3,124	5%
International Interior Mirrors	4,818	4,121	17%
International Exterior Mirrors	1,826	1,582	15%
Total International Mirror Units	6,643	5,703	16%
Total Interior Mirrors	7,177	6,381	12%
Total Exterior Mirrors	2,742	2,447	12%
Total Auto-Dimming Mirror Units	9,919	8,827	12%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2017	2016
Net Sales	$453,535,250	$405,567,786

Cost of Goods Sold	277,734,465	246,876,998
Gross profit	175,800,785	158,690,788

Engineering, Research & Development	25,152,257	23,091,209
Selling, General & Administrative	16,221,408	14,750,589
Operating Expenses	41,373,665	37,841,798

Income from operations	134,427,120	120,848,990

Other Income (Expense)	437,784	(1,279,378)
Income before Income Taxes	134,864,904	119,569,612

Provision for Income Taxes	37,308,163	39,289,618

Net Income	$97,556,741	$80,279,994

Earnings Per Share
Basic	$0.34	$0.28
Diluted	$0.33	$0.28
Weighted Average Shares
Basic	287,408,900	289,210,621
Diluted	291,479,838	291,316,353

Cash Dividends Declared per Share	$0.090	$0.085

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$559,645,625	$546,477,075
Short-Term Investments	176,635,803	177,021,197
Accounts Receivable, net	249,457,918	211,591,745
Inventories	197,088,251	189,311,437
Other Current Assets	11,730,076	30,587,575
Total Current Assets	1,194,557,673	1,154,989,029

Plant and Equipment - Net	473,151,849	465,822,467

Goodwill	307,365,845	307,365,845
Long-Term Investments	61,512,162	49,894,363
Intangible Assets	303,450,000	308,275,000
Patents and Other Assets	23,255,137	23,273,129
Total Other Assets	695,583,144	688,808,337

Total Assets	$2,363,292,666	$2,309,619,833

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$274,355,864	$149,857,979
Long-Term Debt	36,250,000	178,125,000
Deferred Income Taxes	77,915,264	71,212,620
Shareholders' Investment	1,974,771,538	1,910,424,234
Total Liabilities & Shareholders' Investment	$2,363,292,666	$2,309,619,833